UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2022

CSX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered registeredregistered
Common Stock, $1 Par Value	CSX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 15, 2022, CSX Corporation (the “Company”) announced that, as part of a planned succession process, its Board of Directors appointed Joseph R. Hinrichs as the Company’s new President and Chief Executive Officer, and as a member of the Board of Directors, effective September 26, 2022.

Mr. Hinrichs succeeds James M. Foote, who announced that he plans to retire as President and Chief Executive Officer, as well as from the Board of Directors, effective September 26, 2022. Mr. Foote will continue to work with the Company through March 31, 2023 as an advisor to facilitate a seamless leadership transition. The terms of Mr. Foote’s transition agreement with the Company are described below.

Mr. Hinrichs, 55, has more than 30 years’ experience in the global automotive, manufacturing and materials planning and logistics sectors, previously serving as President of Ford Motor Company’s global automotive business, from 2019 to 2020. In that role, Mr. Hinrichs led the company’s $160 billion automotive operations, and he previously held other positions at Ford, including President of Global Operations (from 2017 to 2019), President of the Americas (from 2012 to 2017) and President of Asia Pacific and Africa (from 2009 to 2012).

Mr. Hinrichs currently serves as a venture partner at First Move Capital and a strategic advisor at microDrive. He is the chairman of Exide Technologies and on the Automotive Advisory Board of Luminar Technologies. He previously served as a senior advisor at Boyden California and an operating advisor at Assembly Ventures, as well as a director at Ascend Wellness Holdings, Inc., Rivian Automotive, Inc. and Ford Motor Credit Company.

Hinrichs Employment Letter

In connection with his appointment as CEO and President, the Company and Mr. Hinrichs have entered into an employment letter, dated August 29, 2022 (the “Employment Letter”), under which Mr. Hinrichs will receive an initial annual base salary of $1,400,000 and will have an initial annual target bonus opportunity under the Company’s Management Incentive Compensation Plan (“MICP”) of 150% of base salary. In addition, Mr. Hinrichs will receive a sign-on equity award (the “Sign-On Equity Award”) under the Company’s 2019 Stock and Incentive Award Plan having a grant date target value of $7,000,000, comprised (i) 50% of performance share units (“PSUs”) that will be eligible to be earned and vest based on the achievement of performance criteria applicable to the Company’s 2022-2024 long term incentive program and will vest and become payable on the same schedule as applies to other participants in the 2022-2024 long term incentive program and (ii) 50% of restricted stock units (“RSUs”) that will cliff vest on the third anniversary of September 26, 2022. Beginning in 2023, Mr. Hinrichs will be eligible to receive an annual long term incentive award (an “LTIP Award”) under the Company’s long term incentive plans on a substantially similar basis as other similarly situated executives of the Company, with the initial grant to be made in 2023 having a grant date target value of $10,000,000. The Company will also provide Mr. Hinrichs with temporary corporate housing in Jacksonville, Florida for an initial 120-day period following his start date, and will cover up to $175,000 of the aggregate incremental cost to the Company for his personal flights taken on the corporate aircraft.

In the event of a termination of Mr. Hinrichs’ employment by the Company without “cause” or if he resigns for “good reason” (each as defined in the Employment Letter), in each case prior to his achievement of “retirement age” (as defined below), he will receive the following severance benefits, subject to his execution and non-revocation of a general waiver and release of claims and compliance with post-employment restrictive covenants:

•	Pro rata service vesting of the Sign-On Equity Award and any outstanding LTIP Awards based on the number of months employed in the vesting or performance period during which the termination occurs, with any awards subject to performance criteria to be earned based on actual performance at the end of the applicable performance period (the “Pro-Rata Vesting”);

•	A lump sum cash payment, paid within 60 days of the termination date, equal to two times his then-current base salary and target annual bonus opportunity; and

•	A pro-rata bonus for the year of termination based on the number of days employed during the year in which the termination occurs and actual performance, paid at the same time bonuses are paid to other senior executives.

If Mr. Hinrich’s employment terminates due to his death or a disability rendering him physically or mentally unable to perform his duties, he will receive, subject to his execution and non-revocation of a general waiver and release of claims and compliance with post-employment restrictive covenants, the Pro-Rata Vesting.

In the event that Mr. Hinrichs’ employment terminates after he reaches “retirement age” (defined to mean his attainment of age 60 plus at least 5 years of continued service with the Company) either (i) by the Company without cause or by him for good reason or (ii) by him due to his voluntary retirement by providing the Company with at least 180 days’ notice of his plans to retire, Mr. Hinrichs will receive, in lieu of any of the severance benefits described above and subject to his execution and non-revocation of a general waiver and release of claims and compliance with post-employment restrictive covenants, continued vesting of any outstanding portion of the Sign-On Equity Award and any other outstanding LTIP Awards, subject to any relevant performance criteria.

Mr. Hinrichs has also entered into the Company’s Form of Change of Control Agreement (the “CIC Agreement”), under which, in the event of a termination of employment by the Company without cause or by Mr. Hinrichs for good reason in connection with a “change of control” (as defined in the CIC Agreement) of the Company, he will receive the following severance benefits, subject to his execution and non-revocation of a general waiver and release of claims and compliance with post-employment restrictive covenants:

•	A lump sum cash payment, paid within 30 days of the termination date, equal to (i) three times his then-current base salary and target annual bonus opportunity and (ii) 102% of the aggregate employee and employer premiums for medical, group life and disability benefits that would have been paid over a three-year period following the termination date;

•	A pro-rata annual bonus for the year of termination, based on target, based at the same time bonuses are normally paid; and

•	Outplacement services of up to $40,000 for the period commencing on the termination date and ending on the last day of the second calendar year following the calendar year in which the termination occurs.

Mr. Hinrichs is subject to non-competition and non-solicitation restrictions under the Company’s form of Non-Compete Agreement (the “Non-Compete Agreement”) that apply during his employment with the Company and for 18 months following a termination of employment and confidentiality restrictions that apply during employment and at all times thereafter.

The foregoing descriptions of the Employment Letter, the CIC Agreement and the Non-Compete Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements to be attached to the Company’s Quarterly Report on Form 10-Q filed for the quarter ending September 30, 2022.

There are no arrangements or understandings pursuant to which Mr. Hinrichs was selected for his position. He has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Foote Transition Agreement

The Company has entered into a Transition Agreement with Mr. Foote (the “Transition Agreement”), under which Mr. Foote will continue in the employment of the Company from the period September 26, 2022 through December 31, 2022 (the “Transition Period”), serving as a Special Advisor to the Company to assist Mr. Hinrichs in the assumption of his duties and to facilitate a smooth transition of duties. During the Transition Period, Mr. Foote will continue to receive his current base salary at the annual rate of $1,550,000, be eligible to receive his annual bonus opportunity in effect for 2022 based on actual performance in accordance with the terms of the MICP for 2022 and participate in the Company’s health and welfare plans and programs. After the Transition Period, Mr. Foote will provide services to the Company as a non-employee consultant for the period from January 1, 2023 through March 31, 2023 (the “Consulting Period”). During the Consulting Period, Mr. Foote will receive a consulting fee of $350,000 per month. Mr. Foote’s outstanding equity incentive awards will be treated in accordance with the terms of his Employment Letter with the Company, dated October 25, 2017, as amended on December 22, 2017. Mr. Foote will remain subject to the restrictive covenants contained in his Non-Compete Agreement with the Company, dated as of October 25, 2017.

The foregoing description of the Transition Agreement does purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement to be attached to the Company’s Quarterly Report on Form 10-Q filed for the quarter ending September 30, 2022.

Adoption of Executive Severance Plan

On September 14, 2022, the Compensation and Talent Management Committee of the Board of Directors of the Company approved the adoption of an Executive Severance Plan (the “Executive Severance Plan”) under which the Company’s executive officers (other than the Chief Executive Officer) and certain additional key employees (the “Participants”) will be eligible to receive severance payments and benefits in the event of a qualifying termination of their employment with the Company.

Under the Executive Severance Plan, in the event of a termination of a Participant’s employment by the Company without “cause” (as defined in the Executive Severance Plan), the Participant will receive, subject to their execution and non-revocation of a general waiver and release of claims and compliance with post-employment restrictive covenants, severance payments and benefits, which for Participants who are executive officers are calculated as follows: (i) a cash severance payment equal to the sum of the Participant’s then-current base salary and target annual bonus opportunity under the MICP for the year of termination, paid in installments over a 12-month period following the termination date, (ii) a pro rata bonus under the MICP for the year of termination, based on actual performance achieved through the end of the applicable performance year, and paid when such bonuses are normally paid, (iii) pro rata service-vesting of certain then-outstanding long-term incentive awards (including annual awards granted in 2020 or later and any awards granted on a one-time basis) in accordance with the terms of the applicable award agreements, with any awards subject to performance criteria to be earned based on actual performance at the end of the applicable performance period, (iv) continued participation in the Company’s medical and dental plans for up to 12 months following the termination date on the same terms as applied immediately prior to the termination date, (v) payment of any earned but unpaid bonus under the MICP in respect of the most-recent bonus performance period ended prior to the termination date, paid when the bonus would have normally been paid and (vi) one year of outplacement services and financial planning services provided by the Company.

The severance payments and benefits described above under the Executive Severance Plan are subject to the participant’s execution and non-revocation of a general waiver and release of claims and continued compliance with the terms of any applicable non-compete, non-solicit, confidentiality or other restrictive covenant obligations to the Company and its subsidiaries and affiliates.

The foregoing description of the Executive Severance Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such plan to be attached to the Company’s Quarterly Report on Form 10-Q filed for the quarter ending September 30, 2022.

Item 7.01. Regulation FD Disclosure.

On September 15, 2022, the Company issued a press release announcing the leadership changes mentioned above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are filed as a part of this Report.

Exhibit No.	Description
99.1	Press Release, dated September 15, 2022 announcing the appointment of Joseph R. Hinrichs as President and Chief Executive Officer and the retirement of James M. Foote.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CSX CORPORATION
		By:	/s/ Nathan D. Goldman
			Name:	Nathan D. Goldman
			Title:	Executive Vice President – Chief Legal Officer & Corporate Secretary

DATE:	September 15, 2022